CONFIRMING STATEMENT


I, Harry F. McNaught, Jr., hereby authorize and designate Kathryn E. Burns, Vice President, Director of Finance of Monroe Bank, to sign Securities and Exchange Commission Form 4 and Form 5 on my behalf. This authorization shall be in effect until December 31, 2010.


Signed:

/s/ Harry F. McNaught, Jr.       12/07/2005
Harry F. McNaught, Jr.
Director
Monroe Bank and Bancorp